EXHIBIT 99.1

Communications Systems Closes the Sale of its Transition Networks and Net2Edge Businesses to Lantronix

Minnetonka, MN – August 2, 2021 -- Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), today announced that following CSI shareholder approval and satisfaction of other customary conditions, it completed the sale of the Transition Networks and Net2Edge businesses, which comprised substantially all of the assets of the Company’s Electronics & Software Segment, to Lantronix, Inc. (Nasdaq: LTRX) (“Lantronix”).

At the closing, CSI received a $24.16 million cash payment, which was based on a $25.0 million closing payment, as adjusted by estimated closing net working capital. This amount may be further adjusted to reflect the final closing net working capital amount. Also, up to an additional $7.0 million may be paid by Lantronix to CSI in earnouts based on revenue milestones for the Transition Networks and Net2Edge businesses in the two 180-day periods after closing of the sale.

In connection with the sale of the Electronics & Software Segment to Lantronix, effective immediately, Anita Kumar stepped down as CSI’s Chief Executive Officer and resigned as a CSI director and has joined Lantronix. Roger Lacey, the Executive Chairman of the CSI Board of Directors, also effective immediately, assumed the additional role of Interim Chief Executive Officer until the closing of the CSI-Pineapple merger transaction is completed.

For more information about the previously announced CSI-Pineapple merger visit https://www.commsystems.com/investor-resources/.

Additional Legacy CSI Assets

Consistent with the announcement of the CSI-Pineapple merger transaction, CSI has been devoting its efforts to monetizing CSI’s assets for the benefit of our shareholders by actively pursuing the divestiture of substantially all our current operating and non-operating assets. Following the closing of the sale of the Electronics & Software Segment, CSI’s remaining legacy assets include the Services & Support Segment (JDL Technologies and Ecessa Corporation), which had revenues of $8.8 million in 2020, the Company’s headquarters building in Minnetonka, Minnesota, currently listed for $10.0 million, and real estate in Hector, Minnesota, currently listed for $975,000. As previously disclosed, in addition to any cash dividends paid prior to the CSI-Pineapple merger transaction, CSI shareholders immediately prior to the closing of the CSI –Pineapple merger transaction (i) will receive a CVR that will entitle them to participate in distributions of the net proceeds from earnouts related to the Lantronix transaction and the sale of the remaining CSI legacy assets and (ii) will continue to own the same number of shares of CSI common stock immediately following the closing of the CSI-Pineapple merger transaction and therefore have an interest as shareholders in the post-merger CSI that will commence doing business as Pineapple Energy, with a business model focused on the rapidly growing home solar industry.

About Communications Systems, Inc.

Communications Systems, Inc. (Nasdaq: JCS), which has operated as an IoT intelligent edge products and services company, has announced its planned merger transaction with Pineapple Energy. After the Pineapple merger transaction, the Company will be positioned to grow organically and to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. The vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers' homes.

Website Information

CSI routinely posts important information for investors on its website, www.commsystems.com, in the “Investor Resources” section. CSI uses this website as a means of disclosing material information in compliance with its disclosure obligations under SEC Regulation FD. Accordingly, investors should monitor the “Investor Resources” section of CSI’s website, in addition to following its press releases, SEC filings, future public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, CSI’s website is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. There can be no guarantee that the proposed transactions described in this document will be completed, or that they will be completed as currently proposed, or at any particular time. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read considering such risks. Further, investors should keep in mind that the Company’s financial results in any period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether because of new information, future events, changes in assumptions or otherwise. In addition to these factors, there are a number of additional factors, including:

•	up to $7.0 million of the purchase price for the sale of Electronics & Software Segment was structured in the form of an earnout based on revenues generated by Lantronix in the 360 days following closing, and there is no guaranty that sufficient revenues will be recognized for the earnout to be paid to the Company;
•	conditions to the closing of the previously announced CSI-Pineapple merger transaction may not be satisfied or the transaction may involve unexpected costs, liabilities or delays;

•	related to the CSI-Pineapple merger transaction, the Company’s ability to successfully sell its other legacy operating business assets and its real estate assets at a value close to their current fair market value and distribute these proceeds to its existing shareholder base;
•	the fact that the continuing CSI-Pineapple entity will be entitled to retain ten percent of the net proceeds of CSI legacy assets that are sold pursuant to agreements entered into after the closing effective date of the CSI-Pineapple merger transaction;
•	the occurrence of any other risks to consummation of the CSI-Pineapple merger transaction, including the risk that the CSI-Pineapple merger transaction will not be consummated within the expected time period or any event, change or other circumstances that could give rise to the termination of the CSI-Pineapple merger transaction;
•	risks that the CSI-Pineapple merger transaction will disrupt current CSI plans and operations or that the business or stock price of CSI may suffer as a result of uncertainty surrounding the CSI-Pineapple merger transaction;
•	the outcome of any legal proceedings related to the CSI-Pineapple merger transaction; and
•	the fact that CSI cannot yet determine the exact amount and timing of any pre-CSI-Pineapple merger cash dividends or the value of the Contingent Value Rights that CSI intends to distribute to its shareholders immediately prior to the closing of the CSI-Pineapple merger transaction.
Contacts:

For Communications Systems, Inc.

Roger H. D. Lacey

Executive Chair and Interim Chief Executive Officer

+1 (952) 996-1674

Mark D. Fandrich

Chief Financial Officer

+1 (952) 582-6416

mark.fandrich@commsysinc.com

The Equity Group Inc.

Lena Cati

Vice President

+1 (212) 836-9611

lcati@equityny.com

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